Exhibit 99.1

Coldwater Creek Announces Second Quarter 2009 Results

Sandpoint, Idaho, August 26, 2009 — Coldwater Creek Inc. (Nasdaq: CWTR) today reported financial results for the three- and six-month periods ended August 1, 2009.

Second Quarter Operating Results

•                  Net sales were $225.2 million, compared with $241.4 million in the fiscal 2008 second quarter. Sales from the retail segment, which includes the Company’s premium retail stores, outlet stores, and day spa locations, were $183.4 million versus $189.4 million in the fiscal 2008 second quarter. Comparable premium store sales declined 10.2 percent in the second quarter versus the second quarter of fiscal 2008.  Direct sales (phone and internet) were $41.8 million, compared with $52.1 million in the same period last year.

•                  Gross profit for the fiscal 2009 second quarter was $75.7 million, or 33.6 percent of net sales, compared with $95.6 million, or 39.6 percent of net sales, for the fiscal 2008 second quarter. The decline in gross profit was primarily due to lower merchandise margins resulting from increased promotional activity as well as deleveraging of occupancy expenses.

•                  Selling, general and administrative expenses for the fiscal 2009 second quarter were $82.8 million, or 36.8 percent of net sales, compared with $88.5 million, or 36.6 percent of net sales, for the fiscal 2008 second quarter. The decrease in selling, general and administrative expenses of approximately $5.7 million was driven by lower employee expenses and other related costs.

•                  Net loss for the three-month period was $4.9 million, or $0.05 per share, compared with net income of $3.1 million, or $0.03 per diluted share, for the three-month period ended August 2, 2008.

First Six Months Operating Results

•                  Net sales were $453.6 million, compared with $512.5 million in the first six months of fiscal 2008. Sales from the retail segment were $354.1 million versus $376.2 million in the first half of fiscal 2008. Direct sales (phone and internet) were $99.5 million, compared with $136.3 million in the same period last year.

•                  Gross profit for the first half of fiscal 2009 was $146.8 million, or 32.4 percent of net sales, compared with $188.4 million, or 36.8 percent of net sales, for the first half of fiscal 2008. The decline in gross profit was primarily due to lower merchandise margins resulting from increased promotional activity as well as deleveraging of occupancy expenses.

•                  Selling, general and administrative expenses for the first six months of fiscal 2009 were $165.5 million, or 36.5 percent of net sales, compared with $196.3 million, or 38.3 percent of net sales, for the first half of fiscal 2008. The decrease in selling, general and administrative expenses of approximately $31 million was primarily related to lower employee costs and reduced marketing expenses as well as other related costs.

•                  Net loss for the six-month period was $12.5 million, or $0.14 per share, compared with a net loss of $6.1 million, or $0.07 per share, for the first half of fiscal 2008.

Balance Sheet Highlights (as of August 1, 2009, compared to August 2, 2008):

•                  Cash totaled $85.4 million compared with $89.2 million at the end of the second quarter of fiscal 2008

•                  Premium retail store inventory per square foot, including retail inventory in the distribution center, decreased approximately 8.1% percent

•                  Total inventory increased to $141.3 million, compared with $127.1 million at the end of the second quarter of 2008

•                  Working capital was $98.6 million, compared to $110.1 million

Daniel Griesemer, president and chief executive officer of Coldwater Creek, commented, “Our second quarter results, which were in line with our expectations, reflected a meaningful improvement in our sales trends driven by a combination of better traffic and improved conversion rates as compared to the first quarter, as well as our continued disciplined approach to inventory and expense management.”

“Over the past 18 months we have made substantial changes to our merchandise, intensely focusing on creating a compelling assortment and experience.  Our initiatives in fit, fashion sensibility and value are fully reflected in our fall assortment and we are beginning to realize the benefits of our efforts,” continued Mr. Griesemer.  “For this reason, we plan to make additional investments in marketing and inventory in order to drive traffic and sales. While we recognize that the environment remains uncertain and challenging, and that it is still early in the quarter, we are encouraged by the initial reaction to our assortments. As a result, we expect to report another sequential improvement in our operating results for the third quarter.”

Store Openings

The Company opened four new premium retail stores during the three-month period ended August 1, 2009, bringing its premium retail store count at the end of the second quarter to 355 stores.  The Company has opened nine of its 10 new stores planned in fiscal 2009.

Outlook

The Company anticipates its fiscal 2009 third quarter results will show a sequential improvement over second quarter results. The company continues to expect SG&A savings of $30 million for the fiscal 2009 full year and to end the year with at least $100 million in cash.

Conference Call Information

Coldwater Creek will host a conference call on Wednesday, August 26, 2009, at 4:30 p.m. (Eastern) to discuss fiscal 2009 second quarter results. To listen to the live Web cast, log on to http://phx.corporate-ir.net/playerlink.zhtml?c=92631&s=wm&e=2383425.  Also, a link to the live Web cast of the call is provided in the Investor Relations section of the Company’s Web site at http://www.coldwatercreek.com/. The call will be archived from approximately one hour after the conference call until Wednesday September 9, 2009. The replay can be accessed by dialing (877) 660-6853 and giving account number 3055 and the pass code 330530. A replay and transcript of the call will also be available in the investor relations section of the Company’s Web site.

Founded in 1984, and headquartered in Sandpoint, Idaho, Coldwater Creek is a leading specialty retailer of women’s apparel, gifts, jewelry, and accessories. The company sells its merchandise through premium retail stores across the country, online at coldwatercreek.com and through its catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including, among other things, statements regarding our expected results of operations for the third fiscal quarter, our expected SG&A expenses for fiscal 2009, and our cash expected at fiscal year end. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, which could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

•                  the inherent difficulty in forecasting consumer buying and retail traffic patterns and trends, which continue to be erratic and are affected by factors beyond our control, such as the current macroeconomic conditions and the global credit crisis, continuing heavy promotional activity in the specialty retail marketplace, and competitive conditions and the possibility that because of lower than expected customer response, or because of competitive pricing pressures, we may be required to sell merchandise at lower than expected margins, or at a loss;

•                  the possibility that our SG&A and cash projections will not be realized, due to changing business conditions, including our potential decision to invest opportunistically in our business;

•                  our potential inability to recover the substantial fixed costs of our retail store base due to sluggish sales;

•                  our potential inability to continue to fund our operations solely with operating cash as a result of either lower sales or higher than anticipated costs, or both;

•                  delays we may encounter in sourcing merchandise from our foreign and domestic vendors, including the potential inability of our vendors to finance production of the goods we order; risks related to our foreign sourcing strategy; and the possibility that foreign sourcing may not lead to any reduction of our sourcing costs or improvement in our margins;

•                  the effect of volatile energy costs on various aspects of our business, including shipping, transportation, merchandise acquisition and consumer spending;

•                  increasing competition from discount retailers and companies that have introduced concepts or products similar to ours;

•                  difficulties encountered in anticipating and managing customer returns and the possibility that customer returns will be greater than expected;

•                  the inherent difficulties in catalog management, for which we incur substantial costs prior to mailing that we may not be able to recover, and the possibility of unanticipated increases in mailing and printing costs;

•                  unexpected costs or problems associated with our efforts to manage our expanding and increasingly complex business, including our current efforts to improve key management information systems and controls;

•                  the risk that the benefits expected from our strategic initiatives will not be achieved or may take longer to achieve than we expect;

and such other factors as are discussed in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements, and disclaim any intent or obligation to update them to reflect facts or events occurring after the date of this release.

Contact:
Lyn Walther, Divisional Vice President, Investor Relations
Phone: 208-265-7005
Web site: www.coldwatercreek.com

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share data and store counts)

	Three Months Ended		Six Months Ended
	August 1,	August 2,	August 1,	August 2,
	2009	2008	2009	2008
Statements of Operations:

Net sales	$225,192	$241,434	$453,559	$512,539
Cost of sales	149,464	145,786	306,731	324,091
Gross profit	75,728	95,648	146,828	188,448
Selling, general and administrative expenses	82,761	88,450	165,473	196,256
Loss on asset impairments	—	1,452	—	1,452
Income (Loss) from operations	(7,033)	5,746	(18,645)	(9,260)
Interest, net, and other	(151)	537	(310)	1,090
Income (Loss) before income taxes	(7,184)	6,283	(18,955)	(8,170)
Income tax provision (benefit)	(2,262)	3,143	(6,471)	(2,070)
Net income (loss)	$(4,922)	$3,140	$(12,484)	$(6,100)

Net income (loss) per share - Basic	$(0.05)	$0.03	$(0.14)	$(0.07)

Weighted average shares outstanding - Basic	91,376	90,972	91,332	90,911

Net income (loss) per share - Diluted	$(0.05)	$0.03	$(0.14)	$(0.07)

Weighted average shares outstanding - Diluted	91,376	91,539	91,332	90,911

Supplemental Data:

	Three Months Ended		Six Months Ended
	August 1,	August 2,	August 1,	August 2,
	2009	2008	2009	2008
Operating Statistics:

Catalogs mailed	11,903	12,251	30,788	41,723
Premium retail store count			355	322
Spa store count			9	9
Outlet store count			36	33
Premium retail store square footage			2,101	1,887

	Three Months Ended		Six Months Ended
	August 1,	August 2,	August 1,	August 2,
	2009	2008	2009	2008
Segment Net Sales:

Retail	$183,394	$189,357	$354,104	$376,228
Direct	41,798	52,077	99,455	136,311
Total	$225,192	$241,434	$453,559	$512,539

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

	August 1,	January 31,	August 2,
	2009	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$85,414	$81,230	$89,239
Receivables	13,511	15,991	29,409
Inventories	141,317	135,376	127,119
Prepaid and other	18,844	11,086	19,158
Income taxes recoverable	5,077	14,895	11,113
Prepaid and deferred marketing costs	6,786	5,361	10,289
Deferred income taxes	10,466	9,792	8,096

Total current assets	281,415	273,731	294,423

Property and equipment, net	320,114	337,766	344,303
Deferred income taxes	13,792	14,147	8,109
Restricted cash	1,776	1,776	2,664
Other	1,689	1,207	683

Total assets	$618,786	$628,627	$650,182

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$103,302	$93,355	$97,040
Accrued liabilities	73,876	82,469	81,937
Current deferred marketing fees and revenue sharing	5,671	4,918	5,314

Total current liabilities	182,849	180,742	184,291

Deferred rents	133,205	137,216	136,496
Capital leases and other financing obligations	12,408	13,316	13,777
Supplemental Employee Retirement Plan	8,003	7,807	8,201
Deferred marketing fees and revenue sharing	8,126	5,823	7,459
Other	699	1,227	1,316

Total liabilities	345,290	346,131	351,540

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $.01 par value, 300,000,000 shares authorized, 91,421,899, 91,264,527 and 91,054,614 shares issued, respectively	914	913	911
Additional paid-in capital	119,254	115,921	112,736
Accumulated other comprehensive loss	(1,184)	(1,334)	(1,864)
Retained earnings	154,512	166,996	186,859

Total stockholders’ equity	273,496	282,496	298,642

Total liabilities and stockholders’ equity	$618,786	$628,627	$650,182

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended
	August 1,	August 2,
	2009	2008

OPERATING ACTIVITIES:
Net loss	$(12,484)	$(6,100)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	31,563	29,812
Stock-based compensation expense	2,852	2,284
Supplemental Employee Retirement Plan expense	646	645
Deferred income taxes	(415)	(855)
Excess tax benefit from exercises of stock options	(3)	(2)
Net loss (gain) on asset dispositions	227	(85)
Loss on asset impairments	—	1,452
Other	204	311
Net change in current assets and liabilities:
Receivables	2,480	(889)
Inventories	(5,941)	12,874
Prepaid and other and income taxes recoverable	1,138	1,281
Prepaid and deferred marketing costs	(1,425)	3,373
Accounts payable	10,216	15,874
Accrued liabilities	(9,049)	(7,866)
Change in deferred marketing fees and revenue sharing	3,056	457
Change in deferred rents	(3,634)	15,719
Other changes in non-current assets and liabilities	(920)	(232)
Net cash provided by operating activities	18,511	68,053

INVESTING ACTIVITIES:
Purchase of property and equipment	(13,306)	(44,802)
Proceeds from asset dispositions	—	3,086
Net cash used in investing activities	(13,306)	(41,716)

FINANCING ACTIVITIES:
Net proceeds from exercises of stock options and ESPP purchases	434	872
Credit facility financing costs	(618)	—
Payments on capital lease and other financing obligations	(840)	(451)
Excess tax benefit from exercises of stock options	3	2
Net cash (used in) provided by financing activities	(1,021)	423

Net increase in cash and cash equivalents	4,184	26,760
Cash and cash equivalents, beginning	81,230	62,479

Cash and cash equivalents, ending	$85,414	$89,239